Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Nos. 333-143096, 333-135570, 333-135568, and 333-135567) on Forms S-8 and Registration Statement (No. 333-130550) on Form S-3 of United Western Bancorp, Inc. of our reports dated March 6, 2008 relating to our audits of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of United Western Bancorp, Inc. for the year ended December 31, 2007.

/s/ McGLADREY & PULLEN, LLP

Denver, Colorado
March 6, 2008